SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

________

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MODERN TECHNOLOGY CORP.

(Exact name of registrant as specified in its charter)

Nevada	11-2620387
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No)
1420 N. Lamar Blvd., Oxford, MS	38655
(Address of Principal Executive Offices)	(Zip Code)

2004 Stock Incentive Program For Employees and Consultants

(Full title of plan)

United Corporate Services, Inc.

202 S. Minnesota St.

Carson City, NV 89703

(Name and address of agent for service)

775-884-0490

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common	850,000	$.50	$425,000	$53.85
(1)      In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)      Estimated for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act") based upon the fair market value of the stock at the time it is granted under the Plan.

I.           INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information

         This Prospectus is part of a Registration Statement that registers a maximum of 850,000 shares of common stock, $.001 par value, of Modern Technology Corp. (the "Company") for distribution through the Company's 2004 Stock Incentive Plan for Employees and Consultants ("the Plan"), as set forth below. The duration of the Plan shall be for ten (10) years following the date of adoption unless earlier terminated by the Company's Board of Directions. The Board of Directors may terminate the Plan at any time. No provisions currently exist to extend the plan.

           Title of Plan: Modern Technology Corp. 2004 Stock Incentive Plan for Employees and Consultants.

           Nature and Purpose: To provide employees and consultants of the Corporation with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Corporation, to join the interest of employees and consultants with the interest of the shareholders of the Corporation, and to facilitate attracting and retaining employees and consultants of exceptional ability.

           Modification of the Plan: The Board of Directors shall have the right, with or without approval of the shareholders of the Corporation, to amend or revise the terms of the Plan at any time; provided, however, that no such amendment or revision shall (i) without approval or ratification of the shareholders of the Corporation (A) increase the maximum number of shares in the aggregate which are subject to the Plan (subject, however, to the provisions of Paragraph 5), (B) increase the maximum number of shares for which any Participant may be granted stock under the Plan (except as contemplated by Paragraph 5), (C) change the class of persons eligible to be Participants under the Plan, or (D) materially increase the benefits accruing to Participants under the Plan, or (ii) without the consent of the holder thereof, change, alter or impair any Stock Aware or Incentive Award which shall have been previously granted or awarded under the Plan.

           Plan Administrators: The Board of Directors of the Company shall designate members of the Compensation Committee (the "Committee"). The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall determine, from those eligible to be Participants under the Plan, the persons to be granted stock, the amount of stock to be granted to each such person, and the terms and conditions of any stock grant. Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan, to make, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the Plan's administration. Interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board of Directors of the Corporation, be final and conclusive. A majority of the Committee shall constitute a quorum, and the acts approved by a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee.

Applicable ERISA Provisions: N/A

           No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           This Prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Securities to be Offered

           The Plan shall offer no more than 850,000 shares of the Common Stock of the Company at Fair Market Value. The Plan will only offer securities registered under Section 12 of the Exchange Act.

Employees Who May Participate in the Plan

           The Company's Compensation Committee (the "Committee") is charged with the duty to determine and designate from time to time, in its discretion, those employees and consultants of the Company to receive a Stock Award or Incentive Award, in the judgment of the Committee, are or will become responsible for the direction and financial success of the Corporation. For purposes of the Plan, employees shall include officers and directors who are also employees of the Company or any subsidiary.

Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

           There is no stated period of time within which employees must elect to participate.

At the time any Stock Award is granted, the Committee, in its Discretion, shall establish the price per share. With respect to an Incentive Award, such stock price shall not be less than 100% of the fair market value of the stock on the date on which such Award is granted. Fair market value of a share shall be determined by the Committee and, if the Stock of the Corporation is publicly traded, may be determined by taking the mean between the highest and lowest quoted selling prices of the Corporation's Common stock on any exchange or other market on which the shares of Common Stock of the Corporation shall be traded on such date, or if there are no sales on such date, on the next following day on which there are sales.

           The Committee shall determine and fix, in its Discretion, the number of shares of Common Stock with respect to which a Participant may be granted a Stock Award or Incentive Award; provided, however, that no Incentive Award may be granted under the Plan to any one Participant which would result in the aggregate fair market value, determined as of the date the Award is granted, of underlying stock with respect to which stock to be receive in an Incentive Award are exercisable for the first time by such Participant during any calendar year under any plan maintained by the Corporation (or any parent or subsidiary corporation of the Corporation) exceeding $2,000,000. The registrant will not be making any contributions to the plan.

           The plan will make annual reports under the registrant's annual filing, as required by the Exchange Act. Reports will be made available to all plan participants, as referenced above, either through the SEC's website or upon request to the registrant.

           Securities available through the Plan will not be purchased in the open market.

Tax Effects of Plan Participation

           Participants receiving shares will be subject to income at the time of receipt of those shares, since the Plan does not qualify under Section 422 of the Internal Revenue Code and may result in income to the shareholder. If, upon receipt of shares, there shall be payable by the Company or a subsidiary any amount for income tax withholding, in the Committee's discretion, either the Company shall appropriately reduce the amount of Common Stock or cash to be delivered or paid to the Participant or the Participant shall pay such amount to the Company or Subsidiary to reimburse it for such income tax withholding.

           The Plan is not a qualified plan as that term is defined under Section 401 (a) of the Internal Revenue Code. The Company shall not be entitled to any deduction in relation to the grant of any stock pursuant to the Plan, and the Company shall not be deemed to receive any other amounts except the price paid by the participant to exercise the Incentive Awards granted.

Investment of Funds

           Participating employees may not direct any portion of the assets under the plan to more than one investment media.

Withdrawal from the Plan; Assignment of Interest

           A Participant may withdraw from participation in the Plan by terminating his or her employment with the Company or subsidiary.

           A Participant may not transfer stock granted under the Plan except by Will or through the laws of descent and distribution.

Forfeitures and Penalties

           Unless the Committee provides otherwise, stock granted to a Participant under the Plan may be exercised only while the Participant is an employee or consultant of the Company or any subsidiary. The Committee may, in its sole discretion, permit the grant of stock granted to a Participant who's employment with the Company, or any subsidiary, has terminated, for a period not exceeding three (3) months following the date of termination, but only if the termination is not due to death or permanent disability of the Participation. Such an extension may be for not more than one (1) year following termination if termination is due to the death or permanent disability of the Participant. An extension may be for not beyond the expiration date of the grant with respect to Options.

Charges and Deductions and Liens Therefore

           No charges and deductions will be made against employees participating in the plan or against funds, securities or other property held under the plan. No person has or may create a lien on any funds, securities, or other property held under the Plan.

Item 2. Registrant Information and Employee Plan Annual Information

The document(s) containing the information specified in Part I of Form S-8 will be set or given to participants in the Modern Technology Corp. 2004 Stock Incentive Plan for Employees and Consultants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

II.         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Documents Incorporated By Reference

The following documents are incorporated by reference:

(a)  Registrant's Annual Report on Form 10-KSB, filed September 22, 2003;

(b) Registrant's Quarterly Report on Form 10-Q, filed November 7, 2003; Quarterly Report on form 10-Q, filed February 2, 2004; Quarterly Report on Form 10-QSB, filed May 28, 2004, and amended June 1, 2004; Current Report on Form 8-K, filed March 25, 2004; Current Reports on Form 8-K (3), filed March 26, 2004; Current Report on Form 8-K, filed May 7, 2004; Current Report on Form 8-K, filed July 21, 2004; and

(c)  Registrant's Registration Statement on Form S-18, SEC File Number 2-8091-NY effective on January 24, 1983.

All documents subsequently filed pursuant to Sections 13(a), 139c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

Item 4. Description of Securities

         Not applicable.

Item 5. Interests of Named Experts and Counsel

         Not applicable

Item 6. Indemnification of Directors and Officers

         Nevada law provides liberal indemnification of officers and directors of Nevada corporations.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any officer, director, employee, or agent, who is, was, or is threatened to be made a party to any action, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was an officer, director, employee, or agent, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action, he had no reasonable cause to believe that his conduct was unlawful. In the case in which a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of such action, the corporation must indemnify him for expenses, including attorneys fees, actually and reasonably incurred by him. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors and controlling persons of Modern Technology Corp., Modern Technology Corp. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the law and is, therefore, unenforceable. In the event a demand for indemnification is made, Modern Technology Corp. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the law and will be governed by the final adjudication of such issue.

Furthermore, Modern Technology Corp. shall provide to any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable Nevada law. The Board of Directors may in its discretion, direct the purchase of liability insurance by way of implementing the provisions of this Article. However, Modern Technology Corp. has yet to purchase any such insurance and has no plans to do so.

Item 7. Exemption from Registration Claimed

         Not applicable.

Item 8. Exhibits

Exhibit No.	Description
4	2004 Stock Incentive Plan for Employees and Consultants
5	Opinion re: legality
23.1	Consent of Independent Accountants
23.2	Consent of Counsel (included in Exhibit 5)

Item 9. Undertakings

The undersigned Registrant hereby undertakes as follows:

1.    To file, during any period in which it offers or sells securities, a post effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

2.    For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.    To file a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oxford, State of Mississippi on September 13, 2004.

MODERN TECHNOLOGY CORP.

__/s/ Anthony Welch_____________

Anthony Welch, President, CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacity ad on the date indicated.

_/s/ Anthony Welch______________________

Anthony Welch, President, Director

Date: ___9/13/2004______________________

THE PLAN

Pursuant to the requirements of the Securities Act of 1933, the Board of Directors has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oxford, State of Mississippi on September 13, 2004.

Modern Technology Corp. 2004 Stock Incentive Plan for Employees and Consultants

By: _/s/ Anthony Welch___________

Name: _ANTHONY WELCH______

Title: __CHAIRMAN____________